Exhibit 10.4

August 6, 2020

Christopher Weiler

Dear Mr. Weiler:

You were previously granted an award (the “Option”) of 121,100 shares of KLDiscovery Inc’s (the “Company”) common stock pursuant to the terms of the KLDiscovery Inc. 2019 Incentive Award Plan (the “Plan”) and an award agreement thereunder (the “Option Agreement”).  As discussed, set forth below are the terms of our mutual agreement regarding changes in certain terms of the Options granted to you.

Effective as of the date hereof, you agree to forfeit, for no compensation, all 121,100 of the Options subject to the Option Agreement (the “Forfeited Options”) so that the shares otherwise subject to the Forfeited Options may be allocated to other participants in the Plan.  You will cease to have any rights with respect to the Forfeited Options as of the date hereof.

Except as expressly set forth in this letter agreement, the Option Agreement and the terms of your other contracts and compensatory arrangements with the Company remain unchanged and continue in full force and effect in accordance with and subject to their terms.

This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

Please indicate your agreement to the foregoing by returning a countersigned copy of this letter to me.

Sincerely,

/s/ Andy Southam

Andy Southam

General Counsel

Accepted and agreed:

/s/ Christopher Weiler

Christopher Weiler